For Immediate Release

For Investors	For More Information:
David K. Waldman	Dawn Sullivan or Lisa Astor
Lippert/Heilshorn & Associates	Schwartz Communications
(212) 838-3777	781-684-0770
dwaldman@lhai.com	oasys@schwartz-pr.com

Tracy T. Jackson Appointed Chief Financial Officer of Oasys Mobile

Donald T. Locke Named Executive Vice President of Corporate Development

Raleigh, N.C.-April 19, 2006 -Oasys Mobile, Inc. (OTCBB: OYSM), a leading provider of premium mobile media content, products and services, today announced that the company has expanded its executive team by appointing Tracy T. Jackson, CPA, to become chief financial officer. In addition, Don Locke has been named executive vice president of corporate development.

Ms. Jackson has extensive experience advising both public and private emerging-growth technology companies. Most recently, she served as senior audit manager and director of quality assurance at Hughes, Pittman & Gupton, a leading CPA firm which is a member firm of CPAmericas International, one of the world’s largest networks of independent CPA and consulting firms. While at Hughes, Pittman & Gupton, she was responsible for overseeing the firm’s internal quality control systems and worked directly with external clients, primarily emerging-growth companies, in varying roles including attestation, consulting, and Sarbanes-Oxley compliance. From 2000 to 2003, Ms. Jackson served as controller for Arsenal Digital Solutions Worldwide, Inc., a provider of data storage management with 22 locations nationwide. While at Arsenal, she oversaw all accounting and financial reporting functions through a period of consecutive quarterly growth. She has also served as a senior manager for KPMG, providing audit and business advisory services to public and private technology and life science companies. Ms. Jackson has a Bachelor of Business Administration in Accounting from James Madison University and is certified and licensed as Certified Public Accountant in North Carolina and Virginia.

Gary E. Ban, chief executive officer of Oasys Mobile, commented, “Tracy comes to us with a thorough knowledge of our business. She has worked extensively with our organization over the past two years, where she has made meaningful contributions to our financial organization. Given her strong financial background and extensive operational experience, having assisted numerous companies on issues ranging from Sarbanes-Oxley, to capital raises and acquisitions, she is a welcome addition to our senior management team.” Regarding Mr. Locke’s appointment, Mr. Ban noted, “Don’s contributions have supported our rapid growth over the last several years. Expanding our senior management team will allow Don to focus his efforts, both strategically and operationally, as we accelerate a number of key initiatives going forward.”

About Oasys Mobile, Inc.
Oasys Mobile, Inc. (formerly Summus, Inc.) is a leading provider of premium mobile media content, products and services distributed through OasysMobile.com and top-tier wireless carriers in the U.S. and abroad. Oasys Mobile is uniquely positioned to give consumers the ability to manage their mobile lifestyle by delivering a breadth of offerings including OasysMobile.com, a leading-edge mobile lifestyle portal that is changing the way teens and young adults buy, own, and keep their mobile content. Oasys Mobile also develops, publishes and distributes more than 30 branded mobile applications in all major categories, from personalization and games to photo-messaging and entertainment. The Oasys Mobile white label services give carriers and content companies access to an exciting new venue which will extend their mobile offerings off-deck and reach new customers.

Whether it’s OasysMobile.com, the branded mobile products, or the white-label service offerings, Oasys Mobile is Wireless Refreshment.

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Oasys Mobile’s annual report on Form 10-K for the year ended December 31, 2005, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile’s web site at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

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